[Letterhead of Heartland Bancshares, Inc.]


Contact:  Mr. Roger O. Hileman
          President
          (618) 942-7373

                                        FOR IMMEDIATE RELEASE


                                        Date: April 21, 1998


                    HEARTLAND BANCSHARES, INC.
                       ANNOUNCES REPURCHASE


     Heartland Bancshares, Inc. headquartered in Herrin, Illinois, announced today that its Board of Directors had adopted a program to repurchase 43,843 shares, or 5%, of its outstanding common stock. The Company currently has 876,875 shares outstanding. The program will be dependent upon market conditions and there is no guarantee as to the exact number of shares repurchased by the Corporation. Such repurchase program will be commenced immediately. This repurchase program will be the Company's first 5% repurchase plan since the completion of its initial public offering in June 1996. Roger O. Hileman, President of the Company, stated that it is expected that the repurchase program would be completed within six months. All repurchased shares will be held as treasury stock and will be used for general corporate purposes, including the exercise of stock options.

     Heartland Bancshares, Inc. is the holding company for Heartland National Bank, formerly First Federal Savings and Loan
Association of Herrin, which conducts business through its main office in Herrin, Illinois, and its branch office in Carterville, Illinois.